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                                                                    EXHIBIT 99.1
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                       [MILLENNIUM PHARMACEUTICALS LOGO]
                        MILLENNIUM PHARMACEUTICALS, INC;.


FOR RELEASE THURSDAY, MAY 29, 1997 AT 6:30AM EST
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CONTACT:    BEVERLY HOLLEY                             JIM KAPPEL
            Millennium Pharmaceuticals, Inc.           Eli Lilly and Company
            (617) 679-7000                             (317) 276-4795



              MILLENNIUM BIOTHERAPEUTICS AND ELI LILLY ENTER INTO
                   COLLABORATION TO DEVELOP AND COMMERCIALIZE
                              THERAPEUTIC PROTEINS

  --MILLENNIUM BIOTHERAPEUTICS, A NEW SUBSIDIARY OF MILLENNIUM PHARMACEUTICALS,
                  ENTERS FIRST MAJOR PHARMACEUTICAL ALLIANCE--

INDIANAPOLIS, IN AND CAMBRIDGE, MA - May 29, 1997 - Eli Lilly and Company (NYSE:LLY) and Millennium BioTherapeutics, Inc., (MBIO), a newly formed subsidiary of Millennium Pharmaceuticals, Inc. (Nasdaq: MLNM) announced today that they have entered into collaboration for the discovery and development of novel therapeutic proteins. The alliance with Lilly is MBIO's first with a major pharmaceutical company.

The agreement covers a three year program with Lilly providing $8 to $10 million in research funding per year with a provision to extend up to an additional two years at the same level of funding. Additional licensing fees, clinical development milestones and royalties will be payable by Lilly in connection with specific therapeutic protein product candidates identified in the collaboration and licensed by Lilly. Lilly has also agreed to make a $20 million equity investment in exchange for approximately l8 percent of the issued and outstanding shares of MBIO.

"Millennium Pharmaceuticals formed Millennium BioTherapeutics as a subsidiary to establish a focused, complementary effort capable of realizing for our shareholders the maximum value inherent in Millennium's commercial opportunities in biotherapeutic products," said Steve Holtzman, Chief Business Officer of Millennium Pharmaceuticals. "Launching Millennium BioTherapeutics via this uniquely structured alliance with Lilly, a company with whom Millennium currently enjoys two other collaborations, represents a major step toward realizing this goal.




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    640 Memorial Drive, Cambridge MA 02139-4815 - Telephone: 617-679-7000 -
                               FAX: 617-374-9379



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MILLENNIUM BIOTHERAPEUTICS AND ELI LILLY ENTER INTO COLLABORATION TO DEVELOP AND
COMMERCIALIZE THERAPEUTIC PROTEINS

Under the terms of the agreement, MBIO and Lilly will equally fund the collaborative program to discover and define the therapeutic utility of candidate therapeutic proteins. The collaborative research will create a pool of potential protein drugs that have defined therapeutic utility in in vivo models. Each company will have equal rights to select candidate therapeutic proteins from the pool for its exclusive development and commercialization. Both companies will share the right to use discoveries made in the collaboration for the purposes of developing small molecule drugs. Millennium BioTherapeutics retains the exclusive right to use discoveries made in the collaboration for all other purposes, including to develop antibody therapy, gene therapy and antisense products. MBIO has transferred small molecule drug and predictive medicine (prognostic, diagnostic and pharmacogenetic product development) rights to Millennium Pharmaceuticals.

"Lilly has significantly enhanced its therapeutic protein discovery efforts with this important collaboration that will focus on the identification and validation of novel proteins," said August M. Watanabe, M.D., Executive Vice President, Science and Technology for Lilly. "A genomics-based therapeutic protein discovery effort is a critical component of our commitment to maintaining our leadership position in therapeutic proteins."

"We are delighted to have Eli Lilly, a world leader in the development, manufacturing and marketing of biotechnology products, as a therapeutic protein partner," noted Dr. John Maraganore, Vice President and General Manager of Millennium BioTherapeutics. "We are confident that Lilly's extensive research and development infrastructure and recently reaffirmed strategic commitment to, therapeutic proteins, coupled with MBIO's genomics-based discovery and characterization capabilities, will generate an exciting stream of additional therapeutic protein product opportunities."

"After reviewing the many independent and collaborative alternatives for launching a major therapeutic protein discovery effort, we chose an alliance with Millennium BioTherapeutics as our preferred strategy," said Richard DiMarchi, Ph.D., Lilly Vice President, Research Technologies and proteins. "We believe the capabilities of both companies will enable the collaboration to rapidly validate the potential therapeutic utility of the proteins it identifies."

Millennium BioTherapeutics, a majority-owned subsidiary of Millennium Pharmaceuticals, Inc., uses genomics technology and bioinformatics to discover and develop biotherapeutic (therapeutic protein, antibody therapy, gene therapy, and antisense) products. Millennium Pharmaceuticals has agreed to transfer its existing and certain future biotherapeutic product development rights to Millennium BioTherapeutics. Millennium BioTherapeutics is headquarted in Cambridge, Massachusetts.





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MILLENNIUM BIOTHERAPEUTICS AND ELI LILLY ENTER INTO COLLABORATION TO DEVELOP AND
COMMERCIALIZE THERAPEUTIC PROTEINS

Lilly is a global research-based pharmaceutical corporation headquartered in Indianapolis, Indiana, that is dedicated to creating and delivering innovative pharmaceutical-based health care solutions which enable people to live longer, healthier and more active lives.

This press release contains forward-looking statements that involve a number of risks and uncertainties. Among the factors that could cause actual results to differ materially from those indicated in such forward looking statements include uncertainties relating to the gene identification, drug discovery and clinical development processes; changes in relationships with strategic partners and dependence upon strategic partners for the performance of critical activities under the collaborative agreements; the impact of competitive products and technological change; uncertainties relating to patent protection; and uncertainties relating to the Company's ability to obtain the substantial additional funds required for its progress. The factors that could affect the performance of Millennium are more fully described in filings by Millennium with the Securities and Exchange Commission including but not limited to the factors set forth under the heading "Business -- Factors That May Affect Results" in the Annual Report on Form 10-K of Millennium for the year ended December 31, 1996 as filed on March 31, 1997.




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